Exhibit 4.30

Advanced Management Services Australia Pty Ltd ABN 51 140 345 875

Level 1	Tel:	+61 (0) 412 177 478
1205 Hay Street	Email:	sfdurack@amsaus.com
WEST PERTH WA 6005

15 March 2022

Dr K. Iscoe

Chief Executive Officer

Advanced Human Imaging Ltd

Suite 5, 71 – 73 South Perth Esplanade

SOUTH PERTH WA 6151

Dear Katherine,

RE: PROVISION OF COMPANY SECRETARIAL AND CFO SERVICES TO ADVANCED HUMAN IMAGING LTD (‘AHI’)

Set out below are the Terms of Engagement under which Advanced Management Services Australia Pty Ltd (‘Advanced Management’) proposes to contract its services to AHI:

1. Contracting Parties	Advanced Management agrees to provide the contractual services of its Director, Simon Durack, to AHI.

2. Services Provided	To perform the roles of Company Secretary and CFO as directed by AHI.

3. Commencement Date of Engagement	16 March 2022

4. Limitation of Engagement	The Engagement is limited to fulfilling the roles of Company Secretary and CFO as directed by AHI.

5. Contractual Rate	The agreed contractual rate of $125 per hour, plus GST.

6. Out of Pocket Expenses

AHI will reimburse Advanced Management in respect of all reasonable out of pocket expenses incurred in the performance of this Engagement and will be invoiced to AHI by Advanced Management for payment by AHI within 5 business days of receipt of an invoice.

7. Terms of Payment	Advanced Management will invoice AHI on a fortnightly basis in arrears. Terms of payment are on receipt of invoice with all invoices to be paid in Australian dollars, without reduction for bank fees.

8. Indemnity to Company Secretary and CFO	Upon commencement of this engagement, AHI will enter into a Deed of Access, Indemnity and Insurance for Company Officers with Simon Durack in his capacity as the duly appointed Company Secretary and CFO of AHI.

Advanced Management Services Australia Pty Ltd ABN 51 140 345 875

Level 1	Tel:	+61 (0) 412 177 478
1205 Hay Street	Email:	sfdurack@amsaus.com
WEST PERTH WA 6005

9. Liability	Advanced Management accepts no liability or responsibility whatsoever for the accuracy of any information provided to the Company Secretary and CFO by AHI.

10. Directors’ & Officers’ Liability Insurance Policies

For the purposes of this engagement and given the risk exposure of a Company Secretary and CFO, AHI acknowledges that the Company Secretary and CFO appointed for this engagement is an officer of AHI for the duration of this engagement. Accordingly, AHI agrees to provide cover to the appointed Company Secretary and CFO under its Directors’ and Officers’ Liability Insurance Policies for the duration of the engagement, and for a period of four years thereafter from the date of termination of this engagement. Furthermore, AHI agrees to provide evidence of such cover to the appointed Company Secretary and CFO by providing him with a Certificate of Insurance to confirm that the Company Secretary and CFO is covered under the Directors’ and Officers’ Liability Insurance Policies of AHI.

11. Confidentiality

The Company Secretary and CFO must not disclose any confidential information in relation to the affairs of AHI to a third party unless:

     (a)       AHI has given its prior written consent;

     (b)       the Company Secretary and CFO is required to do so by Australian law;

     or

     (c)       the disclosure is made:

                 (i)       for the purpose of obtaining professional advice; or

                 (ii)      in connection with Relevant Proceedings taken by a third party or the                            threat of Relevant Proceedings to be taken by a third party.

12. Termination

This Engagement will terminate at the close of business on Thursday, 30 June 2022. The Engagement may be terminated earlier by either AHI or the Company Secretary and CFO, giving one month’s notice in writing to the other Party. However, the indemnity at clause 8 remains in full force and effect until releasedby the Company Secretary and CFO.

To indicate the approval and acceptance of these Terms of Engagement on behalf of AHI, please sign in the area indicated below and return the original copy of this letter to Advanced Management.

Yours sincerely,

/s/ S. F. Durack
S. F. Durack
Director

I, Dr Katherine Iscoe, having read the Terms of Engagement as outlined in this letter, do hereby unconditionally accept the said Terms of Engagement for and on behalf of Advanced Human Imaging Ltd.

Signed	/s/ Dr Katherine Iscoe	Date	16 March 2022
Dr Katherine Iscoe
Chief Executive Officer
For and on behalf of the
Advanced Human Imaging Ltd